EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES SECOND QUARTER 2014 RESULTS

Revenue of $34.3 million; Non-GAAP Diluted Earnings Per Share of $0.55

El Segundo, CA – July 30, 2014 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the second quarter ended June 30, 2014.

Highlights for the second quarter:

•	During the second quarter, Stamps.com acquired ShipStation®, a leading provider of subscription based online shipping solutions that allow online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. Our second quarter financial results include the results of ShipStation from June 10, 2014 through June 30, 2014.

•	Core Mailing and Shipping revenue, which includes ShipStation, was $32.4 million, up 7% compared to the second quarter of 2013.

•	Total revenue was $34.3 million, up 7% compared to the second quarter of 2013.

•	GAAP net income was $11.2 million or $0.68 per fully-diluted share, including $0.9 million of stock-based compensation expense, $0.4 million of corporate development expenses, $0.1 million of amortization of acquired intangibles and a non-cash income tax benefit of $3.6 million.

•	On a non-GAAP basis, excluding the stock-based compensation expense, corporate development expenses and intangible amortization expense and also excluding the non-cash income tax benefit, income from operations was $9.1 million, net income was $9.0 million and net income per fully-diluted share was $0.55.

"The acquisition of ShipStation represents a significant strategic investment in our high volume and e-commerce shipping business,” said Ken McBride, Stamps.com's chairman and CEO. “E-commerce driven package shipping is the fastest growing segment within the mailing and shipping space and this acquisition will allow us to accelerate our growth in this area. For the second quarter, we were pleased with our core mailing and shipping results in this seasonally slower period. We increased our sales and marketing investment given our continued very attractive returns in order to continue to drive long-term growth in the business. We are excited about the opportunities we see in all of our business areas.”

Second Quarter 2014 Detailed Results

Core Mailing and Shipping revenue, including our small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue, was $32.4 million, up 7% versus the second quarter of 2013.  Non-core Mailing and Shipping revenue from the enhanced promotion channel, which includes online programs where additional promotions are provided directly by marketing partners, was $0.5 million, down 26% versus the second quarter of 2013 as the Company continued to minimize its investment in this area. Non-core PhotoStamps revenue was $1.4 million, up 11% versus the second quarter of 2013 as a result of increased high volume business orders. Mailing and Shipping gross margin was 80.4%, PhotoStamps gross margin was 14.8% and total gross margin was 77.8%.

Second quarter GAAP net income was $11.2 million. On a per share basis, total second quarter 2014 GAAP net income was $0.68 based on 16.4 million fully-diluted shares outstanding. Second quarter 2014 GAAP net income was reduced by $0.9 million of stock-based compensation expense, $0.4 million of acquisition related corporate development expenses, and $0.1 million of amortization of acquired intangibles and increased by a non-cash income tax benefit of $3.6 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance.

Non-GAAP and GAAP amounts are reconciled in the following table:

Second Quarter Fiscal 2014 All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Compensation Expense	Corporate Development Expense	Intangible Amortization Expense	Income Tax Benefit	GAAP Amounts

Cost of Sales	$7.53	$0.08	$-	$-	$-	$7.62
Research & Development	2.87	0.16	-	-	-	3.04
Sales & Marketing	10.52	0.14	-	-	-	10.66
General & Administrative	4.28	0.54	0.42	0.11	-	5.35
Total Expenses	25.21	0.93	0.42	0.11	-	26.67

Gross Margin	78.0%	(0.2%)	--	--	--	77.8%

Income (Loss) from Operations	9.07	(0.93)	(0.42)	(0.11)	-	7.62

Operating Margin	26.5%	(2.7%)	(1.2%)	(0.3%)	-	22.2%

Interest and Other Income	0.09	-	-	-	-	0.09
Pre-Tax Income (Loss)	9.16	(0.93)	(0.42)	(0.11)	-	7.71

Provision for Income Taxes	(0.17)	-	-	-	3.63	3.47

Net Income	9.00	(0.93)	(0.42)	(0.11)	3.63	11.17

On a diluted per share basis	$0.55	$(0.06)	$(0.03)	$(0.01)	$0.22	$0.68

Shares used in per share calculation	16.38	16.38	16.38	16.38	16.38	16.38

Excluding the stock-based compensation expense, corporate development expenses, intangible amortization expense and non-cash income tax benefit, second quarter 2014 non-GAAP operating income was $9.1 million and non-GAAP net income was $9.0 million or $0.55 per share based on 16.4 million fully-diluted shares outstanding. This compares to second quarter 2013 non-GAAP operating income of $9.6 million and non-GAAP net income of $9.7 million or $0.60 per share based on fully-diluted shares outstanding of 16.2 million. Thus, second quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully-diluted earnings per share decreased by 6%, 7% and 8% year-over-year, respectively.

NOL Update

The Company has significant Federal and State net operating losses (“NOL”) which could potentially be impaired by shifts in ownership under Section 382 of the Internal Revenue Code. The Company estimates its ownership shift was at approximately 14% as of June 30, 2014, which is below the 50% level that could trigger a potential impairment of its NOL asset. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Share Repurchase

During the second quarter of 2014, the Company repurchased approximately 435 thousand shares at a total cost of $12.9 million. The Company’s current repurchase plan remains in effect through April 2015 with a remaining authorization of approximately 565 thousand shares.

Business Outlook

Stamps.com currently expects 2014 revenue to be in a range of $130 to $145 million; this compares to previous guidance of $125 to $140 million. GAAP net income per share for 2014 is expected to be in a range of $1.90 to $2.30; this compares to previous guidance of $1.80 to $2.20. GAAP net income per fully diluted shares includes approximately $5 million of stock-based compensation expense, approximately $0.4 million of corporate development expenses, approximately $1.1 million of intangible amortization expense and a non-cash income tax benefit of $3.6 million. Excluding the stock-based compensation expense, corporate development expenses, intangible amortization expense and non-cash income tax benefit, non-GAAP 2014 net income per fully-diluted share is expected to be in a range of $2.10 to $2.50 which is unchanged from our previous guidance.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past eight fiscal years and current year-to-date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com, ShipStation and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage with just a computer, printer and Internet Connection, right from their homes or offices.  The Company has been the leader in transforming the world of mailing and shipping for small business owners, e-commerce sellers, high volume shippers and enterprise organizations alike. The Company currently has PC Postage partnerships with Avery, Microsoft, HP, the U.S. Postal Service and others.

ShipStation is a leading web-based shipping software that is built to help online retailers organize and process their orders, while fulfilling and shipping them quickly and easily. With automatic order importing from over 40 shopping carts and marketplaces, including eBay, Amazon, Shopify, Bigcommerce, Volusion, Squarespace and more, and automation features like custom hierarchical rules and product profiles, ShipStation helps online retailers ship their orders no matter where they sell or how they ship.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, amortization expense of acquired intangibles, one-time expenses such as those associated with the relocation of our corporate headquarters and acquisition and integration related corporate development expenses and non-cash income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo, ShipStation and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2014	2013	2014	2013
Revenues:
Service	$26,921	$24,888	$52,564	$49,736
Product	3,955	4,075	8,568	8,551
Insurance	2,047	1,917	4,040	3,663
PhotoStamps	1,359	1,229	2,408	2,259
Other	2	-	2	1
Total revenues	34,284	32,109	67,582	64,210
Cost of revenues:
Service	4,449	4,015	8,818	8,570
Product	1,292	1,382	2,834	3,007
Insurance	717	676	1,405	1,317
PhotoStamps	1,158	1,015	2,004	1,846
Total cost of revenues	7,616	7,088	15,061	14,740
Gross profit	26,668	25,021	52,521	49,470
Operating expenses:
Sales and marketing	10,663	9,792	22,033	20,175
Research and development	3,036	2,718	5,952	5,343
General and administrative	5,350	3,966	9,547	7,592
Total operating expenses	19,049	16,476	37,532	33,110
Income from operations	7,619	8,545	14,989	16,360

Interest and other income, net	89	95	225	249
Income before income taxes	7,708	8,640	15,214	16,609
Income tax (benefit) expense	(3,466)	27	(3,294)	90
Net income	$11,174	$8,613	$18,508	$16,519
Net income per share:
Basic	$0.70	$0.56	$1.15	$1.07
Diluted	$0.68	$0.53	$1.12	$1.03
Weighted average shares outstanding:
Basic	15,993	15,486	16,107	15,407
Diluted	16,378	16,163	16,521	16,082

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2014	2013

ASSETS
Cash and investments	$52,800	$87,210
Accounts receivable	9,191	17,504
Other current assets	6,490	6,541
Property and equipment, net	29,526	29,763
Goodwill and intangible assets, net	66,587	1,047
Deferred tax	43,896	40,262
Other assets	7,119	4,791
Total assets	$215,609	$187,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,720	$13,928
Contingent consideration	16,242	-
Deferred revenue	1,565	1,425
Total liabilities	34,527	15,353

Stockholders' equity:
Common stock	51	51
Additional paid-in capital	672,444	668,724
Treasury Stock	(172,410)	(159,522)
Accumulated deficit	(319,120)	(337,628)
Accumulated other comprehensive income	117	140
Total stockholders' equity	181,082	171,765
Total liabilities and stockholders' equity	$215,609	$187,118